SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K



                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



         Date of Report: (Date of earliest event reported) July 19, 2004



                              CORNING INCORPORATED
             (Exact name of registrant as specified in its charter)



New York                              1-3247                16-0393470
(State or other jurisdiction          (Commission           (I.R.S. Employer
of incorporation)                     File Number)          Identification No.)



One Riverfront Plaza, Corning, New York                     14831
(Address of principal executive offices)                    (Zip Code)


(607) 974-9000
(Registrant's telephone number, including area code)



N/A
(Former name or former address, if changed since last report)

Item 9.  Regulation FD Disclosure
---------------------------------

Item 12.  Results of Operations and Financial Condition
-------------------------------------------------------

The following information is furnished pursuant to Item 9, "Regulation FD Disclosure" and Item 12, "Results of Operations and Financial Condition."

The Corning Incorporated press release dated July 19, 2004, regarding its financial results for the quarter ended June 30, 2004, is attached hereto as
Exhibit 99. This press release includes certain non-GAAP financial measures along with a reconciliation to the most directly comparable GAAP financial measures.


Exhibit Index

99       Press Release dated July 19, 2004 issued by Corning Incorporated

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                CORNING INCORPORATED
                                Registrant



Date: July 19, 2004             By    /s/  KATHERINE A. ASBECK
                                           ------------------------------------
                                           Katherine A. Asbeck
                                           Senior Vice President and Controller

                                                                     Exhibit 99



FOR RELEASE -- JULY 19, 2004

Media Relations Contact:                Investor Relations Contact:
Daniel F. Collins                       Kenneth C. Sofio
(607) 974-4197                          (607) 974-7705
collinsdf@corning.com                   sofiokc@corning.com

                     Corning Reports Second-Quarter Results

                 Company posts 15 percent sequential sales gain

CORNING, N.Y. -- Corning Incorporated (NYSE:GLW) today announced second-quarter sales of $971 million and net income of $108 million, or $0.07 per share. Net income includes net after-tax charges of $61 million, or $0.04 per share.

"We clearly exceeded our expectations for the quarter," James R. Houghton, chairman and chief executive officer, said. "We saw very strong performance in our Telecommunications and Display Technologies segments. In addition, this was our sixth quarter of sequential revenue growth," he said.

Corning's second-quarter net after-tax charges of $61 million, or $0.04 per share, include:

..    A $47 million charge ($45 million after-tax) to reflect the increase in the market value of Corning common stock to be contributed to settle the asbestos litigation related to Pittsburgh Corning Corporation.
..    A $34 million gain ($14 million after-tax and minority interest) from restructuring activities, primarily related to the sale of Corning Asahi Video Products Company assets.
..    A $9 million charge ($9 million after-tax) related to Corning's ongoing debt reduction program.
..    Charges totaling $21 million in equity earnings related to restructuring actions at Dow Corning Corporation and adjustments to interest liabilities recorded on its emergence from bankruptcy.

Second-Quarter Operating Results
The company's second-quarter sales of $971 million increased 15 percent over first-quarter sales of $844 million. The sales improvement was driven by seasonal increases in the Telecommunications segment and continued growth in the Display Technologies segment.

Corning's net income of $108 million almost doubled compared to first-quarter net income of $55 million. The net income increase was primarily the result of higher sales in the company's Telecommunications and Display Technologies segments. In addition, equity earnings from Dow Corning Corporation and Samsung Corning Precision Glass Co., Ltd. were strong in the quarter.

                                     (more)

Corning Reports Second-Quarter Results
Page Two

Segment Results
Display Technologies segment sales grew 20 percent to $277 million compared to first-quarter sales of $230 million. This increase reflects 22 percent volume growth in liquid crystal display (LCD) glass and stable prices. Second-quarter volume growth was particularly strong in Taiwan. Segment net income increased 14 percent to $135 million compared to $118 million in the previous quarter.

Telecommunications segment sales were $392 million and net loss was $21 million for the quarter, compared to first-quarter sales of $312 million and net loss of $43 million. The improved quarterly performance was driven primarily by sequential fiber and cable volume gains in North America and Europe, and strong demand for the company's hardware and equipment products in part due to Verizon's fiber-to-the-premises build-out. Fiber volume increased 31 percent sequentially and price declines were moderate. Corning also said that the recent anti-dumping preliminary determination in China is beginning to have an impact on fiber exported to China. The company is continuing to cooperate with the Chinese Ministry of Commerce to reach a final determination.

Both Environmental Technologies and Life Sciences segment sales and earnings were about even with the first-quarter results. The Environmental Technologies segment had sales of $141 million for the second quarter. The company said sales of its diesel products increased sequentially and its automotive product sales were down slightly from a record first-quarter performance. In the Life Sciences segment, second-quarter sales were $79 million, keeping pace with stronger-than-expected first-quarter sales.

Cash Flow/Liquidity Update
Corning ended the quarter with approximately $1.6 billion in cash and short-term investments compared to $1.5 billion in the first quarter. The increase was primarily due to strong operating cash flow, which more than offset the company's capital spending. Corning's debt-to-capital ratio was 31.2 percent at the end of the second quarter versus 33.1 percent in the first quarter.

Third-Quarter Outlook
Corning said that it expects third-quarter sales to be in the range of $950 million to $1 billion, with earnings per share in the range of $0.10 to $0.12 before special items. This estimate is a non-GAAP financial measure and excludes the previously announced charge of approximately $25 million pretax for the sale of the company's frequency control business and other potential gains and charges. The non-GAAP financial estimate is reconciled on the company's Investor Relations Web site and in the financial statements accompanying this release. Corning expects that its gross margins will be in the range of 36 percent to 37 percent and foreign exchange rates will remain stable.

                                     (more)

Corning Reports Second-Quarter Results
Page Three

Corning is increasing its estimate of capital spending for the year to $950 million to $1 billion. This increase reflects the company's intent to keep up with the strong growth in the LCD market, as well as the faster-than-anticipated cash outflows for its construction projects in Taiwan.

In the Telecommunications segment, Corning expects that sequential fiber volume will decrease between 10 percent and 15 percent in the third quarter and pricing declines will remain moderate. The company said that it expects seasonal gains in fiber volume in North America and Europe to be offset by declines in China as a result of the recent anti-dumping preliminary ruling. Corning also expects to continue to see strong hardware and equipment sales in the quarter.

Corning expects that its Display Technologies segment will have another strong quarter. Sequential volume is expected to increase approximately 10 percent for the quarter and is being limited by the company's ability to bring on new capacity. Pricing is expected to remain stable.

"We believe that we will remain sold out of LCD manufacturing capacity throughout the year," James B. Flaws, vice chairman and chief financial officer, said. "And we are adding capacity to meet the industry's demand for larger generation state-of-the-market LCD substrates," he said.

Flaws also said that Corning is pleased with the improving performance of the company's Telecommunications segment, but that it is too early to see a recovery trend in the market. "We are encouraged by the sales we are experiencing for the fiber-to-the-premises build-outs," he added.

Flaws remarked that, "We are making excellent progress on our key business priorities, and we believe we can sustain this momentum into the third quarter. It feels good to us right now. We see positive trends across many of our businesses, and we are looking forward to the third quarter."

Presentation of Information in this News Release
Corning's earnings estimate for the third quarter is a non-GAAP financial measure as it excludes any potential gains or losses arising from previously announced restructuring actions; previously announced loss on the sale of the frequency control business; any further adjustments to the asbestos settlement reserve required by movement in Corning's stock price; and income from discontinued operations. The company believes presenting earnings estimates that exclude these items is helpful in understanding Corning's operating results. This earnings estimate is reconciled in this press release.

                                     (more)

Corning Reports Second-Quarter Results
Page Four

About Corning Incorporated
Corning Incorporated (www.corning.com) is a diversified technology company that concentrates its efforts on high-impact growth opportunities. Corning combines its expertise in specialty glass, ceramic materials, polymers and the manipulation of the properties of light, with strong process and manufacturing capabilities to develop, engineer and commercialize significant innovative products for the telecommunications, flat panel display, environmental, life sciences and semiconductor industries.

Second-Quarter Conference Call Information
The company will host a second-quarter conference call at 8:30 a.m. EST on Tuesday, July 20. To access the call, dial (517) 319-9285. The password is Earnings. The leader is Sofio. A replay of the call will begin at approximately 10:30 a.m. EST and will run through 5 p.m. EST, Tuesday, Aug. 3. To listen, dial
(203) 369-0446, no pass code is required. To listen to a live audio webcast of the call at 8:30 a.m. on Tuesday, July 20, please go to Corning's Web site and follow the instructions: http://www.corning.com/investor_relations. The audio webcast will be archived for one year following the call.

Forward-Looking and Cautionary Statements
This press release contains forward-looking statements that involve a variety of business risks and other uncertainties that could cause actual results to differ materially. These risks and uncertainties include the possibility of changes or fluctuations in global economic and political conditions; tariffs, import duties and currency fluctuations; product demand and industry capacity; competitive products and pricing; manufacturing efficiencies; cost reductions; availability and costs of critical components and materials; new product development and commercialization; order activity and demand from major customers; capital spending by larger customers in the liquid crystal display industry and other businesses; changes in the mix of sales between premium and non-premium products; facility expansions and new plant start-up costs; possible disruption in commercial activities due to terrorist activity, armed conflict, political instability or major health concerns; ability to obtain financing and capital on commercially reasonable terms; adequacy and availability of insurance; capital resource and cash flow activities; capital spending; equity company activities; interest costs; acquisition and divestiture activities; the level of excess or obsolete inventory; the rate of technology change; the ability to enforce patents; product and components performance issues; changes in key personnel; stock price fluctuations; and adverse litigation or regulatory developments. These and other risk factors are identified in Corning's filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.

                                       ###

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               (Unaudited; in millions, except per share amounts)



                                                                  For the three months            For the six months
                                                                     ended June 30,                 ended June 30,
                                                                ------------------------       ------------------------
                                                                   2004           2003           2004            2003
                                                                ---------       --------       ---------      ---------
Net sales                                                       $     971       $    752       $   1,815      $   1,498
Cost of sales                                                         625            571           1,169          1,117
                                                                ---------       --------       ---------      ---------

Gross margin                                                          346            181             646            381

Operating expenses:
   Selling, general and administrative expenses                       166            148             326            300
   Research, development and engineering expenses                      85             85             169            178
   Amortization of purchased intangibles                                9              9              19             18
   Restructuring, impairment and other charges and
     (credits)                                                        (34)            49                            100
   Asbestos settlement                                                 47             39              66            337
                                                                ---------       --------       ---------      ---------

Operating income (loss)                                                73           (149)             66           (552)

Interest income                                                         4              9              10             17
Interest expense                                                      (37)           (42)            (73)           (82)
(Loss) gain on repurchases and retirement
  of debt, net                                                         (9)            13             (32)            17
Other income, net                                                       5             20               1              6
                                                                ---------       --------       ---------      ---------

Income (loss) before income taxes                                      36           (149)            (28)          (594)
(Provision) benefit for income taxes                                  (24)            34             (12)           178
                                                                ---------       --------       ---------      ---------

Income (loss) before minority interests and
  equity earnings                                                      12           (115)            (40)          (416)
Minority interests                                                    (11)            33             (11)            70
Equity in earnings of associated companies, net of
  impairments                                                         107             60             214            119
                                                                ---------       --------       ---------      ---------

Net income (loss)                                               $     108       $    (22)      $     163      $    (227)
                                                                =========       ========       =========      =========

Basic earnings (loss) per common share                          $    0.08       $  (0.02)      $    0.12      $   (0.19)
                                                                =========       ========       =========      =========
Diluted earnings (loss) per common share                        $    0.07       $  (0.02)      $    0.11      $   (0.19)
                                                                =========       ========       =========      =========

Shares used in computing per share amounts for:
  Basic earnings (loss) per common share                            1,383          1,244           1,371          1,222
                                                                =========       ========       =========      =========
  Diluted earnings (loss) per common share                          1,495          1,244           1,446          1,222
                                                                =========       ========       =========      =========

Certain amounts for 2003 were reclassified to conform with 2004 classifications.

See Notes to Consolidated Financial Statements.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                           CONSOLIDATED BALANCE SHEETS
               (Unaudited; in millions, except per share amounts)



                                                                                           June 30,          December 31,
                                                                                             2004                2003
                                                                                         -----------        -------------
Assets

Current assets:
   Cash and cash equivalents                                                              $     964           $     833
   Short-term investments, at fair value                                                        623                 433
                                                                                          ---------           ---------
     Total cash, cash equivalents and short-term investments                                  1,587               1,266
   Trade accounts receivable, net                                                               566                 525
   Inventories                                                                                  501                 467
   Deferred income taxes                                                                        236                 242
   Other current assets                                                                         175                 194
                                                                                          ---------           ---------
       Total current assets                                                                   3,065               2,694

Investments                                                                                   1,132               1,045
Property, net                                                                                 3,663               3,620
Goodwill                                                                                      1,729               1,735
Other intangible assets, net                                                                    146                 166
Deferred income taxes                                                                         1,278               1,225
Other assets                                                                                    236                 267
                                                                                          ---------           ---------

Total Assets                                                                              $  11,249           $  10,752
                                                                                          =========           =========

Liabilities and Shareholders' Equity

Current liabilities:
   Loans payable                                                                          $     312           $     146
   Accounts payable                                                                             377                 333
   Other accrued liabilities                                                                  1,065               1,074
                                                                                          ---------           ---------
       Total current liabilities                                                              1,754               1,553

Long-term debt                                                                                2,448               2,668
Postretirement benefits other than pensions                                                     610                 619
Other liabilities                                                                               405                 412
Commitments and contingencies
Minority interests                                                                               30                  36
Shareholders' equity:
   Preferred stock - Par value $100.00 per share; Shares authorized: 10 million
     Series C mandatory convertible preferred stock - Shares issued: 5.75 million;
     Shares outstanding: 637 thousand and 854 thousand                                           64                  85
   Common stock - Par value $0.50 per share; Shares authorized: 3.8 billion;
     Shares issued: 1,417 million and 1,401 million                                             708                 701
   Additional paid-in capital                                                                10,350              10,298
   Accumulated deficit                                                                       (4,981)             (5,144)
   Treasury stock, at cost; Shares held: 23 million and 58 million                             (234)               (574)
   Accumulated other comprehensive income                                                        95                  98
                                                                                          ---------           ---------
       Total shareholders' equity                                                             6,002               5,464
                                                                                          ---------           ---------

Total Liabilities and Shareholders' Equity                                                $  11,249           $  10,752
                                                                                          =========           =========

Certain amounts for 2003 were reclassified to conform with 2004 classifications.

See Notes to Consolidated Financial Statements.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Unaudited; in millions)


                                                            For the three months ended   For the six months ended
                                                            --------------------------           June 30,
                                                              June 30,      March 31,    -------------------------
                                                                2004          2004          2004           2003
                                                              ---------    ---------     ---------       ---------
Cash flows from operating activities:
   Net income (loss)                                          $    108     $     55       $    163      $  (227)
   Adjustments to reconcile net income (loss) to net
      cash provided by operating activities:
     Amortization of purchased intangibles                           9           10             19           18
     Depreciation                                                  120          120            240          250
     Restructuring, impairment and other charges and credits       (34)          34                         100
     Asbestos settlement                                            47           19             66          337
     Loss (gain) on repurchases and retirement of debt, net          9           23             32          (17)
     Undistributed earnings of associated companies                (63)         (29)           (92)         (24)
     Minority interests, net of dividends paid                      11                          11          (70)
     Deferred tax benefit                                            5          (40)           (35)        (234)
     Interest expense on convertible debentures                      1            2              3           13
     Restructuring payments                                        (22)         (34)           (56)        (143)
     Income tax refund                                                                                      191
     Tax benefit on stock options                                    5            6             11
     Changes in certain working capital items:
        Trade accounts receivable                                  (26)         (17)           (43)          17
        Inventories                                                 (1)         (32)           (33)          34
        Other current assets                                         4            3              7           (4)
        Accounts payable and other current liabilities,
          net of restructuring payments                             60          (66)            (6)        (173)
     Other, net                                                     29           (9)            20          (20)
                                                              --------     --------       --------      -------
Net cash provided by operating activities                          262           45            307           48
                                                              --------     --------       --------      -------

Cash flows from investing activities:
   Capital expenditures                                           (168)        (134)          (302)        (110)
   Net proceeds from sale of precision lens business                                                          9
   Net proceeds from sale or disposal of assets                     26            9             35           43
   Net increase in long-term investments and other
     long-term assets                                                                                        (4)
   Short-term investments - acquisitions                          (404)        (302)          (706)      (1,060)
   Short-term investments - liquidations                           230          284            514          956
   Restricted investments - liquidations                             3            2              5            6
                                                              --------     --------       --------      -------
Net cash used in investing activities                             (313)        (141)          (454)        (160)
                                                              --------     --------       --------      -------

Cash flows from financing activities:
   Net repayments of loans payable                                  (7)          (2)            (9)         (54)
   Proceeds from issuance of long-term debt, net                                396            396
   Repayments of long-term debt                                     (9)        (141)          (150)        (823)
   Proceeds from issuance of common stock, net                      13           11             24          281
   Cash dividends to preferred shareholders                         (3)          (2)            (5)          (6)
   Proceeds from the exercise of stock options                      15           12             27
                                                              --------     --------       --------      -------
Net cash provided by (used in) financing activities                  9          274            283         (602)
                                                              --------     --------       --------      -------
Effect of exchange rates on cash                                    (4)          (1)            (5)          35
                                                              --------     --------       --------      -------
Net (decrease) increase in cash and cash equivalents               (46)         177            131         (679)
Cash and cash equivalents at beginning of period                 1,010          833            833        1,426
                                                              --------     --------       --------      -------

Cash and cash equivalents at end of period                    $    964     $  1,010       $    964      $   747
                                                              ========     ========       ========      =======

Certain amounts for 2003 were reclassified to conform with 2004 classifications.

See Notes to Consolidated Financial Statements.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                                 SEGMENT RESULTS
                            (Unaudited; in millions)


Effective with the first quarter of 2004, we have revised our reportable operating segments from Telecommunications and Technologies to Telecommunications, Display Technologies, Environmental Technologies, and Life Sciences. Prior year information has been restated to conform with this revision.


                                               Telecom-      Display    Environmental   Life   Unallocated   Consolidated
                                              munications Technologies  Technologies  Sciences   and Other       Total
                                              ----------- ------------  ------------- -------- -----------   ------------
For the three months ended June 30, 2004
Net sales                                      $   392      $   277       $    141     $     79   $     82    $    971
Research, development and engineering
  expenses (1)                                 $    23      $    19       $     21     $      9   $     13    $     85
Restructuring, impairment and other charges
  and (credits) (2)                            $    (1)                                           $    (33)   $    (34)
Interest expense (3)                           $    16      $    11       $      5     $      2   $      3    $     37
Benefit (provision) for income taxes           $    11      $   (32)      $     (2)    $     (2)  $      1    $    (24)
(Loss) income before minority interests and
  equity (losses) earnings (4)(5)              $   (21)     $    64       $      4     $      5   $    (40)   $     12
Minority interests (6)                                                                                 (11)        (11)
Equity in earnings of associated
  companies, net of impairments                                  71                                     36         107
                                               -------      -------       --------     --------   --------    --------
Net (loss) income                              $   (21)     $   135       $      4     $      5   $    (15)   $    108
                                               =======      =======       ========     ========   ========    ========

For the three months ended June 30, 2003
Net sales                                      $   347      $   135       $    117     $     72   $     81    $    752
Research, development and engineering
  expenses (1)                                 $    32      $    12       $     20     $      7   $     14    $     85
Restructuring, impairment and other charges
  and (credits) (2)                            $   (19)                                           $     68    $     49
Interest expense (3)                           $    22      $     9       $      5     $      2   $      4    $     42
Benefit (provision) for income taxes           $     5      $   (11)      $     (2)    $     (2)  $     44    $     34
(Loss) income before minority interests and
  equity earnings (4)(5)                       $   (53)     $    22       $      6     $      4   $    (94)   $   (115)
Minority interests (6)                                                                                  33          33
Equity in (losses) earnings of associated
   companies, net of impairments (7)                (8)          31             (3)                     40          60
                                               -------      -------       --------     --------   --------    --------
Net (loss) income                              $   (61)     $    53       $      3     $      4   $    (21)   $    (22)
                                               =======      =======       ========     ========   ========    ========

For the six months ended June 30, 2004
Net sales                                      $   704      $   507       $    282     $    158   $    164    $  1,815
Research, development and engineering
  expenses (1)                                 $    48      $    35       $     41     $     18   $     27    $    169
Restructuring, impairment and other charges
  and (credits) (2)                            $    (5)                                           $      5
Interest expense (3)                           $    32      $    22       $     10     $      3   $      6    $     73
Benefit (provision) for income taxes           $    34      $   (58)      $     (5)    $     (5)  $     22    $    (12)
(Loss) income before minority interests
  and equity (losses) earnings (4)(5)          $   (68)     $   117       $     10     $     10   $   (109)   $    (40)
Minority interests (6)                               1                                                 (12)        (11)
Equity in earnings of associated
  companies, net of impairments                      3          136                                     75         214
                                               -------      -------       --------     --------   --------    --------
Net (loss) income                              $   (64)     $   253       $     10     $     10   $    (46)   $    163
                                               =======      =======       ========     ========   ========    ========

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                                 SEGMENT RESULTS
                            (Unaudited; in millions)


                                               Telecom-      Display    Environmental   Life    Unallocated  Consolidated
                                              munications Technologies  Technologies  Sciences   and Other       Total
                                              ----------- ------------  ------------- -------- -----------   ------------
For the six months ended June 30, 2003
Net sales                                      $   699      $   252       $    232     $    145   $    170    $  1,498
Research, development and engineering
  expenses (1)                                 $    70      $    24       $     41     $     14   $     29    $    178
Restructuring, impairment and other charges
  and (credits) (2)                            $   (28)                                           $    128    $    100
Interest expense (3)                           $    43      $    18       $     10     $      4   $      7    $     82
Benefit (provision) for income taxes           $    30      $   (17)      $     (4)    $     (6)  $    175    $    178
(Loss) income before minority interests
  and equity (losses) earnings (4)(5)          $  (113)     $    35       $      9     $     12   $   (359)   $   (416)
Minority interests (6)                                                                                  70          70
Equity in (losses) earnings of associated
  companies, net of impairments (7)                (11)          55             (1)                     76         119
                                               -------      -------       --------     --------   --------    --------
Net (loss) income                              $  (124)     $    90       $      8     $     12   $   (213)   $   (227)
                                               =======      =======       ========     ========   ========    ========

(1) Non-direct research, development and engineering expenses are allocated based upon direct project spending for each segment.
(2)  Related tax (expense) benefit follows:
        For the three months ended June 30, 2004: $0, $0, $0, $0, $(7) and $(7). For the three months ended June 30, 2003: $2, $0, $0, $0, $16 and $18. For the six months ended June 30, 2004: $(1), $0, $0, $0, $8 and $7.
        For the six months ended June 30, 2003: $(2), $0, $0, $0, $28 and $26.
(3) Interest expense is allocated to segments based on a percentage of segment net operating assets. Consolidated subsidiaries with independent capital structures do not receive additional allocations of interest expense.
(4) Many of Corning's administrative and staff functions are performed on a centralized basis. Where practicable, Corning charges these expenses to segments based upon the extent to which each business uses a centralized function. Other staff functions, such as corporate finance, human resources and legal are allocated to segments primarily as a percentage of sales.
(5) (Loss) income before minority interests and equity (losses) earnings includes an allocation of depreciation of corporate property, plant and equipment not specifically identifiable to a segment. Related depreciable assets are not allocated to segment assets.
(6) (Loss) income before minority interests and equity (losses) earnings includes the following restructuring, impairment and other charges and (credits):
        For the three and six months ended June 30, 2004, gains from the sale of assets of Corning Asahi Video Products Company in excess of assumed salvage value of $13 and $14, respectively.
        For the three and six months ended June 30, 2003, charges related to impairment of long-lived assets of Corning Asahi Video Products Company of $28 and $59, respectively.
(7) Equity in (losses) earnings of associated companies, net of impairments includes $7 related to impairments of equity investments in the Telecommunications segment for the three and six months ended June 30, 2003.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                                 SEGMENT RESULTS
                            (Unaudited; in millions)


A reconciliation of reportable segment net income (loss) to consolidated net income (loss) follows:

                                                               For the three months                For the six months
                                                                  ended June 30,                     ended June 30,
                                                            ------------------------           ------------------------
                                                              2004            2003               2004            2003
                                                            ---------      ---------           ---------      ---------
Net income (loss) of reportable segments                    $     123      $      (1)          $     209      $     (14)
Non-reportable operating segments net income (loss) (1)            19            (26)                  1            (47)
Unallocated amounts:
    Non-segment loss and other (2)                                 (4)           (14)                 (7)           (29)
    Non-segment restructuring, impairment and
       other (charges) and credits                                  4            (10)                  4            (10)
    Asbestos settlement                                           (47)           (39)                (66)          (337)
    Interest income                                                 4              9                  10             17
    (Loss) gain on repurchases of debt                             (9)            13                 (32)            17
    Benefit for income taxes (3)                                    1             21                   3            133
    Equity in earnings of associated companies, net
       of impairments (4)                                          17             25                  41             43
                                                            ---------      ---------           ---------      ---------
Net income (loss)                                           $     108      $     (22)          $     163      $    (227)
                                                            =========      =========           =========      =========

(1) Non-reportable operating segments net income (loss) includes the results of non-reportable operating segments.
(2) Non-segment loss and other includes the results of non-segment operations and other corporate activities.
(3) Benefit for income taxes includes taxes associated with non-segment restructuring, impairment and other charges.
(4) Equity in earnings of associated companies, net of impairments includes amounts derived from corporate investments, primarily Dow Corning Corporation.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)


1.   Restructuring, Impairment and Other Charges and (Credits)

In the second quarter of 2004, we recorded credits of $34 million ($14 million after-tax and minority interest) included in restructuring, impairment and other charges and (credits). A summary of these credits follows:

..    a $25 million gain ($8 million after-tax and minority  interest) related to proceeds in excess of assumed salvage values for assets of Corning Asahi Video Products Company that were previously impaired but later sold to a third party in China; and
..    a $9 million  credit ($6  million  after-tax)  comprised  of  reversals  of reserves related to prior years' restructuring charges.

2.   Asbestos Settlement

On March 28, 2003, we announced that we had reached agreement with the representatives of asbestos claimants for the settlement of all current and future asbestos claims against us and Pittsburgh Corning Corporation ("PCC"), which might arise from PCC products or operations. Accordingly, we recorded a charge of $298 million ($192 million after-tax) in the first quarter of 2003. The charge included the value of 25 million shares of Corning common stock that we will contribute as part of the settlement. Also at that time, we indicated that any changes in the value of our common stock contribution would be recognized in our quarterly results through the date of contribution to the settlement trust. As required, we recorded a mark-to-market charge of $47 million ($45 million after-tax) in the second quarter of 2004 reflecting the increased fair value of Corning's common stock. Since the first quarter of 2003, we have recorded total charges of $479 million ($327 million after-tax) to reflect the settlement and to mark-to-market the value of our common stock.

3.   Long-Term Debt

During the second quarter of 2004, we issued 10 million shares of common stock and paid $9 million in cash in exchange for 3.5% convertible debentures with a book value of $98 million. As a result of these transactions, we recorded a $9 million charge ($9 million after-tax) relating to the retirement of debt.

4.   Dow Corning Corporation

In the second quarter of 2004, Corning's 50-percent owned equity company, Dow Corning Corporation, recorded a restructuring charge and a charge to adjust interest liabilities due to court rulings on its emergence from bankruptcy. Our equity earnings in the second quarter of 2004 included $21 million related to these charges.

5.   Subsequent Event

On July 8, 2004, we announced the sale of our frequency control business, which is part of our Telecommunications segment. The frequency control business had 2003 annual sales of approximately $70 million. We expect to close the transaction and recognize a pretax loss approximating $25 million in the third quarter of 2004.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                           QUARTERLY SALES INFORMATION
                            (Unaudited; in millions)


                                                                     2004
                                                     -------------------------------------

                                                             Three
                                                          Months Ended          Six Months
                                                     ----------------------       Ended
                                                      March 31      June 30      June 30
                                                      --------      -------      -------
Telecommunications
   Fiber and cable                                   $    149     $    192      $   341
   Hardware and equipment                                 163          200          363
                                                     --------     --------      -------
                                                          312          392          704

Display Technologies                                      230          277          507

Environmental Technologies                                141          141          282

Life Sciences                                              79           79          158

Other
   Conventional video components                            2                         2
   Other businesses                                        80           82          162
                                                     --------     --------      -------
                                                           82           82          164

Total                                                $    844     $    971      $ 1,815
                                                     ========     ========      =======


                                                                                  2003
                                                     -------------------------------------------------------------

                                                                    Three Months Ended
                                                     -----------------------------------------------
                                                     March 31      June 30      Sept. 30     Dec. 31       Total
                                                     --------     --------      --------     -------      --------
Telecommunications
   Fiber and cable                                   $    193     $    178      $   209      $   180      $    760
   Hardware and equipment                                 141          154          151          166           612
   Photonic technologies                                   18           15           10           11            54
                                                     --------     --------      -------      -------      --------
                                                          352          347          370          357         1,426

Display Technologies                                      117          135          144          199           595

Environmental Technologies                                115          117          121          123           476

Life Sciences                                              73           72           70           66           281

Other
   Conventional video components                           25           24           14            2            65
   Other businesses                                        64           57           53           73           247
                                                     --------     --------      -------      -------      --------
                                                           89           81           67           75           312

Total                                                $    746     $    752      $   772      $   820      $  3,090
                                                     ========     ========      =======      =======      ========

The above supplemental information is intended to facilitate analysis of Corning's businesses.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
     RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
                        Three Months Ended June 30, 2004
           (Unaudited; amounts in millions, except per share amounts)


--------------------------------------------------------------------------------
Corning's earnings excluding certain items for the second quarter is a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission. The company believes presenting earnings estimates that exclude these items is helpful in understanding Corning's operating results. This non-GAAP measure is not in accordance with and should not be considered an alternative of measurements required under generally accepted accounting principles (GAAP). A detailed reconciliation is provided below outlining the differences between this non-GAAP measure and the directly related GAAP measure.
--------------------------------------------------------------------------------


                                                                            Per         Income Before         Net
                                                                           Share        Income Taxes        Income
                                                                         --------       -------------      --------
Earnings per share (EPS) and net income,
  excluding certain items                                                $  0.11          $    58          $    169

Certain items:
     Asbestos settlement (a)                                               (0.03)             (47)              (45)

     Restructuring, impairment and other charges and (credits) (b)          0.01               34                14

     Loss on repurchases and retirement of debt, net (c)                   (0.01)              (9)               (9)

     Equity in earnings of associated companies (d)                        (0.01)                               (21)
                                                                         -------          -------          --------

Total EPS and net income                                                 $  0.07          $    36          $    108
                                                                         =======          =======          ========


(a) As part of Corning's asbestos settlement arrangement to be incorporated into the Pittsburgh Corning Corporation reorganization plan, Corning will contribute, when the reorganization plan becomes effective, 25 million shares of Corning common stock to a trust. The common stock is currently expected to be contributed to the trust in 2004, after the plan has been approved by the asbestos claimants and bankruptcy court. The portion of the asbestos liability to be settled in common stock requires adjustment each quarter based upon movements in the common stock price prior to contribution of the shares to the trust. At the end of the second quarter, we recorded a pretax charge of $47 million ($45 million after-tax) to reflect the increase in Corning's stock price over the past quarter from $11.18 to $13.06.

(b) This gain relates to restructuring activities, which is primarily comprised of the sale of Corning Asahi Video Products Company assets during the second quarter of 2004.

(c) From time to time, Corning may repurchase or retire debt, which could result in a gain or loss during a quarter. In the second quarter of 2004, Corning retired certain amounts of its 3.5% convertible bonds due 2008, resulting in a pretax and after-tax loss of $9 million.

(d) This amount reflects charges of $21 million in equity earnings related to restructuring actions and adjustments to interest liabilities recorded by Dow Corning Corporation on its emergence from bankruptcy.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
     RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
                      Three Months Ended September 30, 2004
           (Unaudited; amounts in millions, except per share amounts)

--------------------------------------------------------------------------------
Corning's earnings estimate excluding certain items for the third quarter is a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission. The company believes presenting earnings estimates that exclude these items is helpful in understanding Corning's operating results. This non-GAAP measure is not in accordance with and should not be considered an alternative of measurements required under generally accepted accounting principles (GAAP). A detailed reconciliation is provided below outlining the differences between this non-GAAP measure and the directly related GAAP measure.
--------------------------------------------------------------------------------


                                                                                          Range
                                                                                  ----------------------
Guidance: Earnings per share (EPS) excluding certain items                        $0.10            $0.12

Certain items excluded from guidance:

     Asbestos settlement (a)

     Restructuring, impairment and other charges and (credits) (b)

     Gain (loss) on repurchases and retirements of debt, net (c)
                                                                                  -----            -----

Earnings per share


        ----------------------------------------------------------------
        This schedule will be updated as additional announcements occur.
        ----------------------------------------------------------------


(a) As part of Corning's asbestos settlement arrangement to be incorporated into the Pittsburgh Corning Corporation reorganization plan, Corning will contribute, when the reorganization plan becomes effective, 25 million shares of Corning common stock to a trust. The common stock is currently expected to be contributed to the trust in 2004, after the plan has been approved by the asbestos claimants and bankruptcy court. The portion of the asbestos liability to be settled in common stock requires adjustment each quarter based upon movements in the common stock price prior to contribution of the shares to the trust. In the third quarter of 2004, Corning will record a charge for the change in its common stock price as of September 30, 2004 compared to $13.06, the common stock price at June 30, 2004.

(b) Corning expects to record pretax charges approximating $18 million in the third quarter of 2004. In the third quarter of 2004, Corning announced that it reached an agreement to sell its Frequency Controls business, the sale of which is expected to generate a pretax loss approximating $25 million. Also in the third quarter of 2004, Corning will complete the sale of Corning Asahi Video Products Company assets to Henan Anyang CPT Glass Bulb Group, Xinyi Electronic Glass., Co., LTD. and record a pretax gain approximating $7 million.

(c) From time to time, Corning may repurchase or retire debt, which could result in a gain or loss during the quarter.


Please note that the company may pursue other financing, restructuring and divestiture activities at any time in the future, and that the potential impact of these events is not included within Corning's third quarter guidance.

This schedule contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are based on current expectations and involve certain risks and uncertainties. Actual results may differ from those projected in the forward looking statements. Additional information concerning factors that could cause actual results to materially differ from those in the forward looking statements is contained in the Securities and Exchange Commission filings of this Company.